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                                                                      EXHIBIT 99
                                                                      ----------

                             FOR IMMEDIATE RELEASE

                 Envirogen Board Approves Reverse Stock Split


Lawrenceville, NJ (October 28, 1998): Envirogen, Inc. (NASDAQ: ENVG)anounced today that its Board of Directors has approved a one-for-six reverse split of the Company's common stock, subject to stockholder approval.

The Company expects to mail proxy materials to its stockholders in early November and plans to hold a special meeting of stockholders on or about November 24, 1998 to vote on the proposal. If the proposal is approved by stockholders, the aggregate number of post-split shares of common stock that will be issued and outstanding will be approximately 3,965,940.

The failure of the Company's common stock to maintain a minimum bid price of $1.00 per share on the Nasdaq SmallCap Market has subjected it to possible delisting. The Company believes that it is in the best interests of its stockholders that its common stock remain listed on the Nasdaq SmallCap Market. It is anticipated that following the reverse split, the Company's common stock will trade at a price that is higher than $1.00 per share thereby satisfying the Nasdaq continued listing requirements. However, there can be no assurance that, after the consummation of the reverse split, the common stock will trade at six times the market price prior to the reverse split or that the Company will be able to satisfy all Nasdaq listing requirements on a continuing basis.

Envirogen is a broad-based environmental systems and services company providing its customers with the maximum benefit per dollar spent for environmental protection. Through the application of its industry leading technologies, Envirogen delivers cost-effective solutions to existing or potential pollution in the air, water and soil.

Statements made in this press release related to the future trading prices of the Company's common stock are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Envirogen's filings with the Securities and Exchange Commission could affect such results.

  For further information, contact:

    Gale Smith
    Envirogen, Inc.
    4100 Quakerbridge Road
    Princeton, NJ  08648
    (609) 936-9300
    www.envirogen.com